Results of the Special Meeting


A special meeting of shareholders of the Marshall International
Stock Fund (the Fund), a series of the Marshall Funds, Inc. was held on August 15, 2005.

The matters voted on by the shareholders of record as of June 22, 2005 and the results of the vote at the shareholder meeting held
August 15, 2005 were as follows:

1.	Approval of a new sub-advisory agreement between M&I
	Investment Management Corp., the Funds investment adviser
	(the Adviser) and BPI Global Asset Management, LLC.

	Affirmative	  ......	 23,919,675.328
	Against		  ......	      2,380.199
	Abstain		  ......	     92,933.352

2.	Approval of a new sub-advisory agreement between the
	Adviser and Acadian Asset Management, Inc.

	Affirmative	  ......	 23,913,384.169
	Against		  ......	      4,006.400
	Abstain		  ......	     97,598.310

3.	Approval of a proposal to permit the Adviser to hire and
	replace sub-advisers or to modify sub-advisory agreements without shareholder approval.

	Affirmative	  ......	 23,574,399.605
	Against		  ......	     52,334.232
	Abstain		  ......	     90,484.042
	Broker Non-votes  ......	    297,771.000